Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ARCA biopharma, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-161485, 333-154839, 333‑191295 and 333‑212130) on Form S-8, the registration statements (Nos. 333-178984, 333-186584, 333-187508, 333-205533 and 333-195054) on Form S-3 and the related prospectuses of ARCA biopharma, Inc. (the Company) of our report dated March 21, 2017, with respect to the balance sheets of ARCA biopharma, Inc. as of December 31, 2016 and 2015, and the related statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of ARCA biopharma, Inc.

/s/ KPMG LLP

Denver, Colorado

March 21, 2017